As filed with the Securities and Exchange Commission on May 18, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ConocoPhillips
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	01-0562944 (I.R.S. Employer Identification No.)

600 North Dairy Ashford Houston, Texas (Address of Principal Executive Offices)	77079 (Zip Code)

2009 Omnibus Stock and Performance Incentive Plan of ConocoPhillips
(Full title of the plan)

Janet Langford Kelly
Senior Vice President, Legal,
General Counsel and Corporate Secretary
600 North Dairy Ashford
Houston, Texas 77079
(Name and address of agent for service)
(281) 293-1000
(Telephone number, including area code, of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-Accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered (2)	share	price	registration fee
Common Stock, par value $.01 per share(1)	70,000,000	$44.20 (3)	$3,094,000,000 (3)	$172,645.20 (3)

(1)	Includes the associated rights to purchase ConocoPhillips preferred stock, which initially are attached to and trade with the shares of ConocoPhillips Common Stock being registered hereby.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover such indeterminate number of additional shares as may become issuable under the plan as a result of the anti-dilution provisions thereof.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h)(1) based upon the average of the high and low prices of the Common Stock reported on the New York Stock Exchange Composite Tape on May 15, 2009. In addition, pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the registration fee required in connection with this Registration Statement by $192,754.79 previously paid by the Registrant in connection with the registration of 41,715,054 shares of Common Stock pursuant to the Registration Statement on Form S-8 (Registration No. 333-116216) filed with the Securities and Exchange Commission on June 4, 2004, which have not been issued and which have been or will be deregistered pursuant to a post-effective amendment to such registration statement filed on the date hereof. Accordingly, a filing fee of $0 is being paid herewith.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 is being filed for the purpose of registering 70,000,000 shares of ConocoPhillips Common Stock to be issued pursuant to the 2009 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (the “2009 Omnibus Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Note: The document(s) containing the information concerning the plan required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. ConocoPhillips will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, ConocoPhillips will furnish to the SEC or its staff a copy of any or all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the SEC pursuant to the Securities Exchange Act of 1934 by ConocoPhillips are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:
     (1) ConocoPhillips’ Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on February 25, 2009;
     (2) Amendment No. 1 to ConocoPhillips’ Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on April 15, 2009;
     (3) ConocoPhillips’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, as filed with the SEC on April 29, 2009;
     (4) ConocoPhillips’ Current Reports on Form 8-K as filed with the SEC on January 16, 2009, February 3, 2009, April 2, 2009, and May 15, 2009, in each case other than information furnished under Items 2.02 or 7.01 of Form 8-K; and
     (4) The description of ConocoPhillips Common Stock (including the associated rights to purchase ConocoPhillips preferred stock) contained in the prospectus included in the Registration Statement of ConocoPhillips on Form S-4 (Registration No. 333-74798), as that description may be updated from time to time.
     All documents filed by ConocoPhillips with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.
     Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The legality of the issuance of the Common Stock being registered has been passed upon for ConocoPhillips by Paula A. Johnson, Deputy General Counsel of ConocoPhillips. Ms. Johnson is regularly employed by ConocoPhillips, participates in various employee benefit plans of ConocoPhillips under which she may receive shares of Common Stock, restricted stock units or options to purchase shares of Common Stock, and currently beneficially owns less than 1% of the outstanding shares of Common Stock.
Item 6. Indemnification of Directors and Officers.
     ConocoPhillips is incorporated under the laws of the state of Delaware. Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for certain unlawful dividends and stock repurchases or (iv) for any transaction from which the director derived an improper personal benefit. Article NINTH of ConocoPhillips’ Amended and Restated Certificate of Incorporation (the “Certificate”) provides that no director shall be personally liable to ConocoPhillips or its stockholders for monetary damages for any breach of his fiduciary duty as a director, except as provided in Section 102 of the DGCL.
     Section 145 of the DGCL provides that in the case of any action other than one by or in the right of the corporation, a corporation may indemnify any person who was or is a party, or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Section 145 of the DGCL provides that in the case of an action by or in the right of a corporation to procure a judgment in its favor, a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth in the preceding paragraph, except that no indemnification may be made in respect of any action or claim as to which such person shall have been adjudged to be liable to the corporation, unless a court determines that such person is fairly and reasonably entitled to indemnification.
     Article VIII of ConocoPhillips’s By-Laws provides for indemnification of any person who was, is or is threatened to be made, a party to any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of ConocoPhillips, or was serving at the request of ConocoPhillips in that capacity for another entity, to the fullest extent permitted by the DGCL.
     Directors and officers of ConocoPhillips are insured, at the expense of ConocoPhillips, against certain liabilities which might arise out of their employment and which might not be subject to indemnification under the By-Laws.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number		Document Description

4.1	—	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Quarterly Report of ConocoPhillips on Form 10-Q for the quarterly period ended June 30, 2008; File No. 001-32395).

4.2	—	Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.2 to the Current Report of ConocoPhillips on Form 8-K filed on August 30, 2002; File No. 000-49987).

4.3	—	By-Laws of ConocoPhillips, as amended on December 12, 2008 (incorporated by reference to Exhibit 3.1 to the Current Report of ConocoPhillips on Form 8-K filed on December 12, 2008; File No. 001-32395).

4.4	—	Specimen certificate representing common stock, par value $.01 per share, of ConocoPhillips (incorporated by reference to Exhibit 4.1 to the Joint Proxy Statement/Prospectus included in the Registration Statement of ConocoPhillips on Form S-4, Registration No. 333-74798).

4.5	—	Rights Agreement, dated as of June 30, 2002, between ConocoPhillips and Mellon Investor Services LLC, as rights agent, which includes as Exhibit A the form Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Stock (incorporated by reference to Exhibit 4.1 to the Current Report of ConocoPhillips on Form 8-K filed on August 30, 2002; File No. 000-49987).

*5.1	—	Opinion of Paula A. Johnson as to the legality of securities.

*23.1	—	Consent of Ernst & Young LLP.

*23.2	—	Consent of ZAO KPMG.

*23.3	—	Consent of Paula A. Johnson (contained in Exhibit 5.1).

*24	—	Powers of Attorney (included on the signature page hereto).

99	—	2009 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (incorporated by reference to Appendix A of ConocoPhillips’ Definitive Proxy Statement on Schedule 14A relating to the 2009 Annual Meeting of ConocoPhillips Stockholders, as filed with the SEC on March 31, 2009).

*	Filed herewith.
Item 9. Undertakings.
     The undersigned registrant hereby undertakes:
     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 18, 2009.

CONOCOPHILLIPS
By:	/s/ Sigmund L. Cornelius
Sigmund L. Cornelius
Senior Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY
     Each person whose signature appears below appoints Sigmund L. Cornelius, Janet Langford Kelly and Carin S. Knickel, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of ConocoPhillips, to sign any and all amendments (including post-effective amendments) to this registration statement and all documents or instruments necessary or appropriate to enable ConocoPhillips to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on May 18, 2009.

SIGNATURE	TITLE

/s/ James J. Mulva James J. Mulva	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Sigmund L. Cornelius Sigmund L. Cornelius	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)

/s/ Glenda M. Schwarz Glenda M. Schwarz	Vice President and Controller (Principal Accounting Officer)

SIGNATURE	TITLE

/s/ Richard L. Armitage	Director

Richard L. Armitage

/s/ Richard H. Auchinleck	Director

Richard H. Auchinleck

/s/ James E. Copeland, Jr.	Director

James E. Copeland, Jr.

/s/ Kenneth M. Duberstein	Director

Kenneth M. Duberstein

/s/ Ruth R. Harkin	Director

Ruth R. Harkin

/s/ Harold W. McGraw III	Director

Harold W. McGraw III

/s/ Harald J. Norvik	Director

Harald J. Norvik

/s/ William K. Reilly	Director

William K. Reilly

/s/ Bobby S. Shackouls	Director

Bobby S. Shackouls

/s/ Victoria J. Tschinkel	Director

Victoria J. Tschinkel

/s/ Kathryn C. Turner	Director

Kathryn C. Turner

/s/ William E. Wade, Jr.	Director

William E. Wade, Jr.

EXHIBIT INDEX

Exhibit
Number		Document Description

4.1	—	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Quarterly Report of ConocoPhillips on Form 10-Q for the quarterly period ended June 30, 2008; File No. 001-32395).

4.2	—	Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.2 to the Current Report of ConocoPhillips on Form 8-K filed on August 30, 2002; File No. 000-49987).

4.3	—	By-Laws of ConocoPhillips, as amended on December 12, 2008 (incorporated by reference to Exhibit 3.1 to the Current Report of ConocoPhillips on Form 8-K filed on December 12, 2008; File No. 001-32395).

4.4	—	Specimen certificate representing common stock, par value $.01 per share, of ConocoPhillips (incorporated by reference to Exhibit 4.1 to the Joint Proxy Statement/Prospectus included in the Registration Statement of ConocoPhillips on Form S-4, Registration No. 333-74798).

4.5	—	Rights Agreement, dated as of June 30, 2002, between ConocoPhillips and Mellon Investor Services LLC, as rights agent, which includes as Exhibit A the form Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Stock (incorporated by reference to Exhibit 4.1 to the Current Report of ConocoPhillips on Form 8-K filed on August 30, 2002; File No. 000-49987).

*5.1	—	Opinion of Paula A. Johnson as to the legality of securities.

*23.1	—	Consent of Ernst & Young LLP.

*23.2	—	Consent of ZAO KPMG.

*23.3	—	Consent of Paula A. Johnson (contained in Exhibit 5.1).

*24	—	Powers of Attorney (included on the signature page hereto).

99	—	2009 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (incorporated by reference to Appendix A of ConocoPhillips’ Definitive Proxy Statement on Schedule 14A relating to the 2009 Annual Meeting of ConocoPhillips Stockholders, as filed with the SEC on March 31, 2009).

*	Filed herewith.